Contact: Joseph F. Abely,

Chief Executive Officer

(781) 251-4119

\FOR IMMEDIATE RELEASE\

John Swanson Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS INCREASES IN REVENUES AND NET INCOME FOR FOURTH QUARTER AND 2004; PROVIDES 2005 GUIDANCE

•	Revenue Increases 20% for Fourth Quarter, 16% for Year
•	Gross Margin Dollars Up 30% for Quarter, 20% for Year
•	Operating Income Increases 27% for Quarter, 31% for Year
•	Net Income Increases 26% for Quarter, 37% for Year

Westwood, MA. March 3 --LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the fourth quarter ended December 31, 2004 increased by 20% to $39,586,000, compared to $33,001,000 for the same period a year ago. Net income increased by 26% to $3,106,000, or $0.18 per diluted share, compared to net income of $2,459,000, or $0.16 per diluted share, for the fourth quarter a year ago. Revenues for the year ended December 31, 2004 increased by 16% to $145,691,000, compared to revenues of $125,808,000 for the same period a year ago. Net income for the year ended December 31, 2004 increased by 37% to $10,400,000, or $0.64 per diluted share, compared to $7,615,000, or $0.51 per diluted share, for the year ended December 31, 2003.

In the fourth quarter, gross margin as a percentage of revenue was 53%, compared to 49% for the same period a year ago, increasing 30% to $20,886,000 from $16,111,000 in the same period a year ago. Operating income for the fourth quarter increased 27% to $5,054,000 from $3,976,000 for the same period a year ago.

For the year ended December 31, 2004, gross margin as a percentage of revenue was 52% compared to 51% for the year ended December 31, 2003, and increased 20% to $76,441,000 from $63,915,000 in the same period a year ago. Operating income for the year ended December 31, 2004 increased 31% to $16,177,000 from $12,384,000 for the same period a year ago.

For the fourth quarter the company’s net income grew by 26%, compared to the same period a year ago, and diluted earnings per share grew by 13%, as a result of weighted average diluted common shares outstanding increasing by 2,395,690 shares, or 16%. For the year ended 2004, net income grew by 37%, compared to the same period a year ago, and diluted earnings per share grew by 25%, as a result of weighted average diluted common shares outstanding increasing by 1,226,734 shares, or 8%.

The company’s cash and short-term investment balance on December 31, 2004 was $21,437,000, up from $4,746,000 as of December 31, 2003. Cash flows from operating activities in 2004 included net income of $10,400,000 and a net increase in deferred revenue of $6,145,000. These increases in cash provided by operations were partially offset by a net decrease of $5,076,000 related to cash used for working capital items such as accounts payable and accounts receivable as well as other operating accounts.

In announcing the results, Joseph F. Abely, Chief Executive Officer, said, “We are pleased with our revenue and profit growth, and increased cash flow in 2004. Our performance reflects the execution of our plan which increased focus on our core domestic auto dealer and commercial businesses, expansion of our domestic alternative installation program resulting in a continued shift of our expenses from fixed to variable, and growth in key international markets.

“Our fourth quarter domestic unit volumes grew by 18% compared to the same period a year ago. The growth in unit volumes for the quarter was positively affected by third party sales and installation, which represented approximately 30% of our domestic dealer business at the end of the fourth quarter as compared to 15% in the fourth quarter of 2003. Domestically, this positive shift resulted in a 30% growth in our total gross margin dollars in the fourth quarter and gross margin as a percentage of revenues increasing to 55% for the fourth quarter, compared to 51% for the same period a year ago. For the year ended December 31, 2004 we achieved a 17% growth in unit sales, while new car sales grew by approximately 1% compared to 2003.

“Our fourth quarter international unit volume grew by 7% and revenue grew by 6%, compared to the same period a year ago. Revenues in the fourth quarter of 2003 were unusually high, reflecting changes in the timing of international shipments in 2003. International gross margin as a percentage of revenues was 44% for the fourth quarter of 2004 as compared to 43% for the same period a year ago.

“For the year ended December 31, 2004, we experienced a 36% growth in international units sold over 2003 and a 20% growth in revenue, with strong contributions from our licensees in South Africa, Brazil, France, Colombia and Mexico. This growth reflects a higher portion of LoJack unit sales at lower prices to licensees in countries that generate substantial volume and have highly competitive markets.

“LoJack acquired Boomerang Tracking, a provider of stolen vehicle recovery technology in Canada, on October 29, 2004 and began consolidating the results of operations of Boomerang as of the acquisition date. Revenues for the two months of November and December 2004 increased by 16%, to $3,799,000, compared to Boomerang’s stand-alone revenues of $3,275,000 for the same period a year ago. Gross margin as a percentage of revenues was 57% for the months of November and December, unchanged from the same period in the prior year. Boomerang will be reported as a separate segment.

“For 2005, we estimate that revenue and net income will grow by approximately 20% and 30%, respectively, excluding the recognition of expense related to the new requirement to expense unvested stock options, which is effective beginning in the third quarter of 2005. The expected increase in revenue reflects growth in the domestic and international segments of our business, plus the 12 month contribution of Boomerang revenue. The expected increase in net income reflects growth in net income generated from our domestic and international segments of our business, plus the 12 month contribution of Boomerang net income. We are confident that LoJack will deliver this growth as we continue to strengthen our position in the domestic auto channel, expand into new channels and markets through new applications of LoJack technology, increase penetration of global new vehicle sales through our existing licensee network and expansion into new countries, and increase Boomerang penetration in the Canadian new car market.”

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $2 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 22 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and

Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM EST, Thursday, March 3, 2005, log onto: http://phx.corporate-ir.net/playerlink.zhtml?c=78604&s=wm&e=1018698. An archive of the web cast will be available through www.lojack.com (click “Investor Relations”, click “Earnings Conference Call Webcast”) until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of fourth party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation
Condensed Income Statement Data
(Dollars in thousands except share and per share amounts)

	Three Months Ended December 31,
	2004	2003

Revenues	$ 39,586	$ 33,001
Gross margin	20,886	16,111
Product development	529	1,239
Sales & marketing	7,697	6,295
General and administrative	6,267	4,013
Depreciation and amortization	1,339	588
Operating income	5,054	3,976
Other income (expense)	43	54
Pre-tax income	5,097	4,030
Net income	3,106	2,459

Diluted earnings per share	$ 0.18	$ 0.16
Weighted average diluted common
shares outstanding	17,744,072	15,348,382

	Year Ended December 31,
	2004	2003

Revenues	$ 145,691	$ 125,808
Gross margin	76,441	63,915
Product development	4,661	3,534
Sales & marketing	32,912	30,929
General and administrative	19,299	14,792
Depreciation and amortization	3,392	2,276
Operating income	16,177	12,384
Other income (expense) [includes fx gain in 2004]	875	100
Pre-tax income	17,052	12,484
Net income	10,400	7,615

Diluted earnings per share	$ 0.64	$ 0.51
Weighted average diluted common
shares outstanding	16,281,720	15,054,986

LoJack Corporation
Condensed Balance Sheets
(Dollars in thousands)

	December 31, 2004	December 31, 2003
Assets

Current assets:
Cash and short term investments	$ 21,437	$ 4,746
Accounts receivable, net	29,687	23,216
Inventories	12,613	10,038
Deferred taxes and other assets	6,996	4,325
Total current assets	70,733	42,325

Property and equipment, net	15,600	14,482
Intangible assets - net	8,446	147
Goodwill	44,584	--
Deferred taxes and other assets	10,159	7,620

Total assets	$149,522	$64,574

Liabilities and stockholders' equity

Current liabilities:
Current portion of long-term debt
and capital leases obligations	$ 4,241	$ 875
Accounts payable	9,189	8,999
Accrued and other liabilities	5,282	2,492
Deferred revenue	15,856	4,856
Deferred taxes	110	--
Accrued compensation	5,495	3,531
Total current liabilities	40,173	20,753

Accrued compensation	41	272

Deferred revenue	21,343	14,187

Deferred income taxes	3,115	--

Long-term debt and capital lease obligations	20,900	174

Total liabilities	85,572	35,386

Stockholders' equity	63,950	29,188

Total liabilities and Stockholders' equity	$149,522	$64,574

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.